Exhibit 99.1

FOR IMMEDIATE RELEASE

David Kaplan

Verticalnet, Inc.

Ph: 610-695-2310, davidkaplan@verticalnet.com

Verticalnet Completes Private Placement Transaction

$6.7 Million Raised from Institutional Investors

Malvern, PA, January 23, 2004 – Verticalnet, Inc. (Nasdaq: VERT), a leading provider of Strategic Sourcing and Supply Management solutions, today announced that it had completed a private placement of the Company’s common stock with several institutional investors.

Verticalnet sold 3,323,855 shares of common stock for $2.02 per share. Gross proceeds were approximately $6.7 million, or approximately $6.2 million net of expenses. The institutional investors also received warrants to purchase 830,964 shares of common stock at $3.72 per share. The funds will be used for general corporate and strategic purposes, including, but not limited to, acquisitions, joint ventures, software development arrangements, or other similar transactions.

In addition, Verticalnet has binding agreements to sell an additional $1.0 million of common stock at $2.02 and issue warrants to purchase an additional 118,684 shares at $3.72. The company expects to receive proceeds of approximately $0.9 million net of expenses from the sale of these additional shares. Although Verticalnet expects to close on these additional shares, there is no assurance that the sale of these additional shares will be completed.

The shares of common stock have not been registered under the Securities Act of 1933 and may not be subsequently offered or sold by the investors absent registration or an applicable exemption from the registration requirements. Verticalnet has agreed to file a registration statement covering the resale of the securities issued in this transaction.

About Verticalnet

Verticalnet (Nasdaq: VERT) is a leading provider of Strategic Sourcing and Supply

Management solutions that enable companies to identify, negotiate, realize, and maintain supply chain savings. Supply Management encompasses more than mere price reduction– requiring companies to balance price, performance, and risk resulting in a lower total cost of ownership. Led by the Spend Analysis solution that quickly provides companies with insight into enterprise-wide spending, Verticalnet’s full suite of Supply Management solutions enables companies to achieve lower prices, improved contract compliance, better supplier service, and shorter sourcing cycles. As a result, our customers recognize significant and sustainable savings in materials costs, inventory levels, and administrative costs – resulting in improved profitability. Verticalnet Supply Management is used by industry-leading organizations including Wyeth, Illinois Tool Works, IKEA, Lowe’s, MasterBrand Cabinets, Premier, and Valvoline. For more information about Verticalnet, please visit www.verticalnet.com.

Cautionary Statement Regarding Forward-Looking Information

This announcement contains forward-looking information that involves risks and uncertainties. Such information includes statements about Verticalnet’s intention to raise additional proceeds through the sale of additional shares of its Common Stock. For such statements, Verticalnet claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. There can be no assurance that Verticalnet will complete the sale of the additional shares. Verticalnet’s ability to complete the offering will depend on, among other things, market conditions, the prospective purchasers compliance with their obligations and Verticalnet’s ability to enforce the agreements with the prospective purchasers. In addition, Verticalnet’s ability to complete the sale of the additional shares and its business are subject to risks, including, but not limited to, the continued availability and terms of equity and debt financing to fund our business, our reliance on the development of our enterprise software and services business, competition in our target markets, our ability to maintain our listing on the Nasdaq SmallCap Market, economic conditions in general and in our specific target markets, our ability to use and protect our intellectual property, and our ability to attract and retain qualified personnel, as well as those factors set forth in Verticalnet’s Annual Report on Form 10-K/A for the year ended December 31, 2002 and Quarterly Reports on Form 10-Q or 10-Q/A for the quarters ended March 31, 2003, June 30, 2003, and September 30, 2003, which have been filed with the SEC. Verticalnet is making these statements as of January 23, 2004 and assumes no obligation to publicly update or revise any of the forward-looking information in this announcement.

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Verticalnet is a registered trademark or a trademark in the United States and other countries of Vert Tech LLC.